Exhibit 99.1

Uranium Resources, Inc. Provides Update on New Mexico Assets

    LEWISVILLE, Texas--(BUSINESS WIRE)--Feb. 23, 2007--Uranium
Resources, Inc. (OTCBB: URRE)

    -- Roca Honda historic estimate of mineralized uranium material increased to 15.3 million pounds U3O8 from 5.0 million.

    -- Pre-feasibility study for conventional mining & milling being completed

    Uranium Resources, Inc. (OTCBB: URRE) ("URI") announced today that it has increased its historic internal estimate of mineralized uranium material for sections 13, 15, and 17 at the Roca Honda Project (Township 13N, Range 8W) from 5 to 15 million pounds U3O8 as a result of the previously announced re-evaluation of the Company's extensive New Mexico database. URI also owns the mineral rights to several other sections at Roca Honda, but does not own the data on these properties. Further evaluation of those sections could lead to additional increases.

    The Company's historic estimates are based on 629 drill holes logs and were calculated by Kerr-McGee using the circle tangent method. The current estimate totals 15.34 million pounds of U3O8 contained in 3.9 million tons of ore with an average grade of 0.198%. A significant quantity of the mineralization is high grade primary ore. Mineralization occurs as uranium-humate cemented sandstones in elongated deposit formations that range in width from 50 to 200 feet wide, are from 200 to over 1000 feet in length, and range from 1 to 20 feet thick.

    URI acquired the Roca Honda deposit along with surface agreements from the Santa Fe Railroad Company in 1998. The Company does not believe these properties are Indian lands. Roca Honda is adjacent to the Mount Taylor Mine owned by Rio Grande Resources, a subsidiary of General Atomics.

    Because of the ores shapes, locations and depth, and the significant faults and fractures in the area, the Roca Honda deposit is better suited to conventional mining than in-situ recovery methods. There is a pre-existing 14-foot shaft on Section 17 that was sunk by Kerr-McGee in 1979-80 to a depth of 1,474 feet. Due to declining uranium prices at the time, the shaft was never opened to the ore and is now plugged at the surface.

    URI expects to complete by mid-March an internal pre-feasibility study to evaluate the cost of conventionally mining and milling the uranium at Roca Honda, as well as the Company's West Largo and Nose Rock uranium deposits. As part of this process the Company's historic estimates of mineralized uranium materials at both West Largo and Nose Rock are being reviewed. The study will evaluate all three properties as conventional underground mining targets and rank them based on our estimates of projected cost. In addition to the Roca Honda shaft referenced above, the Nose Rock property has an 18 foot production shaft and a 14 foot ventilation shaft completed to a depth of 3,300 feet. It is assumed mined ore will be milled at a large regional mill that will service several area producers.

    Dave Clark, President and Chief Operating Officer of URI, commented, "The significant increase in the size of the Roca Honda deposit now gives the company a sufficient base on which to begin development of its New Mexico conventional mining and milling properties. We are now working on a course of action to aggressively develop these assets."

    In addition, URI expects to complete its review of the Company's extensive geologic and mining database by the end of June. This database includes more than 16,000 drill logs, calculations of mineralized uranium material and mine development plans that were developed by Phillips Petroleum, Westinghouse, Kerr-McGee, Homestake Mining, Mobil Oil and United Nuclear.

    Mr. Clark added, "The ongoing review of our database to locate and quantify uranium deposits on our 183,000 acre land position has already led to the significant increase in mineralized material at Roca Honda. We expect additional increases to be made in Company owned holdings in coming months. We are particularly interested in identifying smaller ore deposits on checkerboard land throughout the Ambrosia Lake district that URI obtained as part of the Santa Fe Railroad Company land acquisition. We have already identified several smaller deposits of up to several million pounds each that may have been too small to develop as underground mines, but now appear amenable to lower cost ISR mining. Put together, these deposits could lead to the development of a major new ISR project in the Ambrosia Lake District."

    ABOUT URANIUM RESOURCES, INC.

    Uranium Resources Inc. explores for, develops and mines uranium. Since it's incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings in New Mexico that includes the proposed ISR project at Churchrock. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits fro regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

    CONTACT: Investor:
             Kei Advisors LLC
             Deborah K. Pawlowski/James M. Culligan
             Phone: 716-843-3908/716-843-3874
             Email: dpawlowski@keiadvisors.com or
             jculligan@keiadvisors.com
             or
             Uranium Resources, Inc.
             David N. Clark, 361-883-3990
             President and COO